CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

239322

Province of British Columbia

Ministry of Consumer and Corporate Affairs

REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

O.P. RESOURCES LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 17TH DAY OF JULY, 1981

L. G. HUCK
DEPUTY REGISTRAR OF COMPANIES